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                                                                     Exhibit 4.5
                       FORM OF NONQUALIFIED STOCK OPTION



         NONQUALIFIED STOCK OPTION AGREEMENT dated as of _________________, between WHITMAN CORPORATION, a Delaware corporation (the
         "Corporation"), and __________________, an employee of the Corporation or one of its subsidiaries (the "Holder").


         WHEREAS, the Corporation desires, by affording the Holder an opportunity to purchase shares of the Corporation's Common Stock as hereinafter provided, to carry out the purposes of the Corporation's Revised Stock Incentive Plan (the "Plan");

         WHEREAS, the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the "Committee") has duly made all determinations necessary or appropriate to the grant hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

         1. The Corporation hereby irrevocably grants to the Holder, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the "Option"), to purchase ________ shares of Common Stock of the Corporation on the terms and conditions herein set forth.

         2. For each of said shares purchased, the Holder shall pay to the Corporation $________ per share (the "Option Price").

         3. Subject to the provisions of paragraphs 7, 8 and 9 hereof, this Option shall be for a term of ten years from the date of the Agreement and shall become exercisable as to one-third of the shares covered by this Option on the first anniversary hereof, as to two-thirds of the shares covered by this Option on the second anniversary hereof (reduced by such number of shares as may have theretofore been purchased hereunder after the first anniversary), and as to all shares covered by this Option and not theretofore purchased on the third anniversary hereof. The Corporation shall not be required to issue any fractional shares upon exercise of this Option, and any fractional interests resulting from the calculation of the number of shares in respect of which this Option may be exercised prior to the third anniversary hereof shall be rounded down to the nearest whole share. Except as provided in paragraphs 7, 8 and 9 hereof, this Option may not be exercised unless the Holder shall, at the time of exercise, be an employee of the Corporation or one of its "subsidiaries", as defined in the Plan.


         4. This Option may be exercised only by one or more notices in writing of the
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Holder's intent to exercise this Option, accompanied by payment by check to the
Corporation in an amount equal to the aggregate Option Price of the total number of whole shares then being purchased. Unless otherwise specified by the Corporation, each such notice and check shall be delivered to Muriel E. Ramsey, Manager of Administrative Services, at the principal office of the Corporation or, at the risk of the Holder, mailed to said Muriel E. Ramsey at said office.

         5. Following the exercise of this Option, the Corporation will advise the Holder of the applicable Federal, state and FICA taxes required to be withheld by reason of such exercise. Thereupon, the Holder shall forthwith deliver to the Corporation a check payable to the Corporation or the subsidiary of the Corporation which employs the Holder, as the case may be, representing said taxes.

         6. This Option is not transferable by the Holder otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Holder, only by the Holder.

         7. In the event of the termination of employment of the Holder with the Corporation or one of its subsidiaries, other than by reason of Retirement (as defined in the Plan) or death, the Holder may exercise this Option at any time within three months (or one year, if the Holder is permanently and totally disabled within the meaning of Section 22(e)(3) of the Federal Internal Revenue
Code) after such termination of employment, but only if and to the extent this Option was exercisable at the date of termination, and in no event after the date on which this Option would otherwise terminate; provided, however, if such termination of employment was for cause or a voluntary termination without the written consent of the Corporation, then this Agreement shall be of no further force or effect and all rights of the Holder under this Option shall thereupon cease.

         8. In the event of the termination of employment of the Holder with the Corporation or one of its subsidiaries by reason of Retirement, then all shares subject to this Option shall be fully exercisable, and, subject to paragraph 9 hereof, this Option shall be exercisable by the Holder at any time up to and including (but not after) the date on which this Option would otherwise terminate.

         9. In the event of the death of the Holder (i) while employed by the Corporation or one of its subsidiaries or after Retirement, (ii) within three months after termination of the Holder's employment (other than a termination by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Federal Internal Revenue Code), or (iii) within one year after termination of the Holder's employment by reason of such disability, then all shares subject to this Option shall be fully exercisable and this Option may be exercised by the legatees under the last will of the Holder, or by the personal representatives or distributees of the Holder, at any time within a period of one year after the Holder's death, but in no event after the date on which this Option would otherwise terminate.

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         10. If, prior to the termination of this Option, the number of outstanding shares of Common Stock of the Corporation shall be increased or decreased by reason of a stock split, stock dividend, reverse stock split or combination thereof, then the number of shares at the time subject to this Option, the number of shares reserved for issuance pursuant to exercise hereof, and the Option Price per share shall be proportionately adjusted without any change in the aggregate Option Price therefor.

         11. If, prior to the termination of this Option, the outstanding shares of Common Stock of the Corporation shall be affected by any change other than those specifically mentioned in the preceding paragraph (e.g., by reason of a spin-off, split-up, recapitalization, merger, consolidation, combination or exchange of shares), then the aggregate number and class of shares thereafter subject to this Option and the Option Price thereof, and the number and class of shares reserved for issuance pursuant to exercise hereof, may be appropriately adjusted in such manner as the Committee shall in its sole discretion determine to be equitable and consistent with the purposes of the Plan. Such determination shall be conclusive for all purposes of this Option.

         12. This Option and each and every obligation of the Corporation hereunder are subject to the requirement that if at any time the Corporation shall determine, upon advise of counsel, that the listing, registration, or qualification of the shares covered hereby upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the granting of this Option or the purchase of shares hereunder, this Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of the Corporation.

         13. In the event of a "change in control" or a "Pooling Transaction", as those terms are defined in the Plan, the Holder shall have all of the rights specified in Paragraph 10(B) and, if applicable, Paragraph 10(D) of the Plan; provided, however, that the acquisition or ownership by PepsiCo, Inc., together with its subsidiaries and affiliates, of Common Stock of the Corporation or its successor by merger constituting less than 50% of the total number of shares of such Common Stock outstanding shall not constitute a "change in control" for any purpose of Paragraph 10 of the Plan.

         14. Nothing herein contained shall confer on the Holder any right to continue in the employment of the Corporation or any of its subsidiaries or interfere in any way with the right of the Corporation or any subsidiary to terminate the Holder's employment at any time; confer on the Holder any of the rights of a shareholder with respect to any of the shares subject to this Option until such shares shall be issued upon the exercise of this Option; affect the Holder's right to participate in and receive benefits under and in accordance with the provisions of any pension, profit-sharing, insurance, or other employee benefit plan or program of the Corporation or any of its subsidiaries; or limit or otherwise affect the right of the Board of

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Directors of the Corporation (subject to any required approval by the shareholders) at any time or from time to time to alter, amend, suspend or discontinue the Plan and the rules for its administration; provided, however, that no termination or amendment of the Plan may, without the consent of the Holder, adversely affect the Holder's rights under this Option.

         IN WITNESS WHEREOF, this Nonqualified Stock Option Agreement has been duly executed by the Corporation and the Holder as of the day and year first above written.



                                          WHITMAN CORPORATION


                                     By:
                                          -----------------------------------
                                                 Senior Vice President



                                          -----------------------------------
                                                         Holder




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         ADDENDUM TO NONQUALIFIED STOCK OPTION FOR ELECTED OFFICERS OF
         -------------------------------------------------------------
           WHITMAN CORPORATION AND PEPSI-COLA GENERAL BOTTLERS, INC.
           ---------------------------------------------------------



             Notwithstanding anything herein which would otherwise limit the transferability of this Option, this Option may be transferred by the Holder to (i) the spouse, children or grandchildren of the Holder ("Immediate Family Members"); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners, in any case provided that (x) there is no consideration for any such transfer and
             (y) subsequent transfers of transferred Options shall be prohibited except transfers to those persons or entities to which the Holder could have transferred this Option or transfers otherwise in accordance with this Option. Following transfer, this Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, except that the term "Holder", for the purposes of any permitted exercise of this Option, shall be deemed to refer to the transferee. The Corporation disclaims any obligation to provide notice to a transferee of circumstances (including, without limitation, termination of employment) which may result in early termination of this Option.










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